CONSENT OF COOPERS & LYBRAND L.L.P.,
                            INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of ArthroCare Corporation on Form S-8 (file No. 333-06297) of our report dated January 27, 1998, except for Note 11 for which the date is March 25, 1998, on our audits of the financial statements and financial statement schedule of ArthroCare Corporation as of January 3, 1998 and December 28, 1996, and for each of the three years in the period ended January 3, 1998, which reports are included in this Annual Report on Form 10-K

COOPERS & LYBRAND L.L.P.

San Jose, California
April 2, 1998